Addendum to Administration, Bookkeeping, and Pricing Services Agreement

Dated February 24, 2004

Between

ALPS Mutual Funds Services, Inc.

and

Reaves Utility Income Fund

THIS ADDENDUM is made as of September 1, 2006, by and between ALPS Mutual Funds Services, Inc. (“ALPS”), and Reaves Utility Income Fund (“Trust”).

WHEREAS, ALPS and the Trust have entered into a Administration, Bookkeeping, and Pricing Services Agreement (the “Agreement”) dated February 24, 2004;

WHEREAS, effective September 1, 2006, ALPS Mutual Funds Services, Inc. will change its name to ALPS Fund Services, Inc.

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect the change in the name of ALPS Mutual Funds Services, Inc., to ALPS Fund Services, Inc.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	ALPS Fund Services, Inc. All references to ALPS Mutual Funds Services, Inc. within the Agreement shall be replaced with references to ALPS Fund Services, Inc.

2.	Remainder of the Agreement. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.	Reaves Utility Income Fund

/s/ Jeremy O. May	/s/ Tané T. Tyler
Name: Jeremy O. May	Name: Tané T. Tyler
Title: Managing Director	Title: Secretary